Exhibit 99.1
Holly Energy Partners, L.P.
Announces Pricing of $150 Million 8.25% Senior Notes
DALLAS, TX, March 5, 2010 — Holly Energy Partners, L.P. (NYSE:HEP) (the “Partnership”) announced today that it and its wholly owned subsidiary, Holly Energy Finance Corp., have priced an offering of $150 million in aggregate principal amount of their 8.25% senior notes due 2018. The 8.25% senior notes mature on March 15, 2018. The offering is expected to close on March 10, 2010, subject to customary closing conditions.
The Partnership intends to use approximately $93.0 million of the net proceeds from the offering to acquire petroleum storage tanks with 2 million barrels of capacity and certain rail loading rack facilities at Holly Corporation’s Tulsa refinery and an asphalt truck loading rack and terminal building at Holly Corporation’s Lovington, New Mexico refinery from Holly Corporation. The remaining proceeds will be used to repay indebtedness under its revolving credit agreement and for general partnership purposes. If the acquisition does not close, the Partnership intends to use the portion of the net proceeds that would have otherwise been used for the acquisition to repay additional indebtedness under its revolving credit agreement and/or for general partnership purposes, including working capital, capital expenditures and possible future acquisitions.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 34% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude oil pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline, L.P., a transporter of crude oil into the Salt Lake City area.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners, L.P.
214.871.3555